Exhibit 99.1

FOR IMMEDIATE RELEASE

               Dr. Raman Bedi joins Oragenics as Senior Consultant

ALACHUA, FL (January 10, 2006) - Oragenics, Inc. (AMEX: ONI) today announced that Dr. Raman Bedi has joined the Company as senior consultant. In addition, he has agreed to organize and chair its International Advisory Committee of world leading experts in oral health care. Dr. Bedi became the 8th Chief Dental Officer for England in 2002, following a distinguished academic career and having been awarded the Foundation chair in Transcultural Oral Health at University College London (1996-2002). Dr. Bedi retired from the post of Chief Dental Officer in October 2005 and is returning to his chair at Kings College London. He has published over 185 scientific papers and authored four books.

"Oragenics is honored to have someone of Dr. Bedi's stature agree to chair our Advisory Committee," said Dr. Zahradnik, Oragenics' Chief Executive Officer. "As senior consultant, Professor Bedi, will spearhead a global strategy for moving our technologies through clinical trials, partnering and commercialization."

Dr. Bedi is the past President of the British Society for Disability and Oral Health (2002), Past President of the Education Research Group of the International Association for Dental Research (IADR)(2002-2004) and past chair of the IADR Regional Development Program Committee (2002-2004). He was a member of the NHS Top team (2002-2005) and Founder member of the National Health and Social care leadership network (2004-2005). In Higher Education, he is a Board member of the Higher Education Funding Council strategic committee on wider participation and Board member of the HE Leadership Foundation.

"These are exciting and challenging times for dentistry," stated Dr. Bedi, "and I look forward to working with Oragenics. They are an intriguing company with a portfolio of unique products, including their breakthrough technology, replacement therapy. I am ready to begin organizing and chairing the International Advisory Committee on how best new technologies can address and eradicate the commonest disease in children, namely dental caries. Oragenics has the potential to become a global player in the promotion of oral health."

About Oragenics

Oragenics, Inc. is an emerging biotechnology company focused on the development and licensure of innovative products and technologies for improving human health. The company's lead product is a novel oral vaccine for the prevention of tooth decay. The company is also developing a novel antibiotic with broad-spectrum activity against gram-positive bacteria and a probiotic product aimed at maintaining oral health. The company is headquartered in Alachua, Florida. For more information about Oragenics, please consult the company's website at www.oragenics.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995: This release includes forward-looking statements that reflect Oragenics' current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to (1) the ability to successfully complete development and commercialization of Oragenics' Replacement Therapy for prevention of tooth decay, novel antibiotic, and probiotic product for oral health; (2) the ability to obtain substantial additional funding; (3) the ability to develop and commercialize products before competitors;(4) the ability to develop commercial products with the in-licensed technology; and (5) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.